                                                                     Exhibit 4.2

                            MEMBER CONTROL AGREEMENT

                                       OF

                              RED TRAIL ENERGY, LLC

     THIS MEMBER CONTROL AGREEMENT is made as of the 24th day of September 2003, by and among each of the undersigned:

                                    RECITALS:

     WHEREAS, the undersigned constitute all of the current members of Red Trail Energy, LLC, a North Dakota limited liability company; and

     WHEREAS, Section 10-32-50 of the North Dakota limited liability company act authorizes a "member control agreement" as defined therein; and

     WHEREAS, each of the undersigned wishes to enter into such an agreement;
and

     NOW, THEREFORE, each of the undersigned agrees as follows:

                                   ARTICLE I.
                                   DEFINITIONS

     1.1 Definitions. The terms defined in this Article I (except as may be otherwise expressly provided in this Agreement or unless the context otherwise requires) shall, for all purposes of this Agreement, have the following respective meanings:

     "ACT" means the North Dakota limited liability company act contained in North Dakota Statutes, Chapter 10-32.

     "AGREEMENT" means this Member Control Agreement as hereafter amended from time to time, including any schedules to the Agreement.

     "BOARD" or "BOARD OF GOVERNORS" means the board of governors of the Company.

     "CAPITAL ACCOUNT" means the account of a Member which is maintained in accordance with the provisions of Section 3.11 hereof.


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     "CODE" means the Internal Revenue Code of 1986, as amended and any successor thereto. Any reference herein to specific sections of the Code shall be deemed to include a reference to any corresponding provisions of future law.

     "COMPANY" means Red Trail Energy, LLC, a North Dakota limited liability company.

     "DISTRIBUTION" means a distribution to the Members of cash or other assets of the Company, made from time to time pursuant to the provisions of this Agreement.

     "FINANCIAL RIGHTS" means a Member's rights to share in net income and net losses and distributions with respect to a membership interest in accordance with the terms of this Agreement, and the power to assign financial rights.

     "GOVERNANCE RIGHTS" means all of a Member's rights as a Member in the Company other than such Member's financial rights.

     "GOVERNOR" means a natural person serving on the Board of Governors.

     "MANAGER" means a person elected, appointed, or otherwise designated as a manager by the Board of Governors, and any other person considered elected as a manager pursuant to the Act.

     "MEMBER" means a person reflected in the required records of the Company as the owner of governance rights of a membership interest of the Company.

     "MEMBERSHIP INTEREST" means a Member's interest in the Company consisting of the number of units each member has divided by the total units held by all members.

     "NET INCOME" and "NET LOSS" mean the profits and losses of the Company, as the case may be, as determined for federal income tax purposes as of the close of each of the fiscal years of the Company.

     "VOTING INTEREST" as to any Member means the "voting interest" reflected in
Section 3.1 hereafter for such Member.


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                                   ARTICLE II.
                                 FIRST GOVERNORS

     2.1 First Governors. The first Governors of the Company shall be the following, who are hereby elected to hold office until their successors are elected and qualified pursuant to the Operating Agreement of the Company: ______
________________________________________________________________________________
_______________________________________________________________________________.

                                  ARTICLE III.
                           FOUNDERS' CONTRIBUTIONS AND
                  PURCHASE OF MEMBERSHIP INTERESTS BY INVESTORS

     3.1 Contribution of Founders. The "Founders" contemporaneously herewith have each purchased membership units or made initial contributions as set forth in Schedule A hereto.

     3.2 Purchase of Membership Interests by Intrastate Investors. The parties acknowledge that the Company plans to sell Membership Interests to interested North Dakota investors who enter into a Subscription Agreement with such rights, obligations, and preferences as the Board of Governors shall establish for such Membership Interests. The parties understand that upon the sale of Membership Interests to investors, their respective Membership Interests shall be diluted.

     The names of the Members and their respective contributions and the agreed value thereof are as follows:

                              Voting
          Member             Interest
          ------             --------
as per subscription Report     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%


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
                              Voting
          Member             Interest
          ------             --------
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%
__________________________     ___%

Other than as set forth in Section 3.11, no additional contributions shall be accepted or membership interests granted by the Board without the consent of 100% of the outstanding voting interests. Upon such consent and the issuance of additional membership interests, Section 3.1 shall be appropriately amended.

     3.3 Terms of Membership Interests. The Company will have one class of Membership Interests as set forth below:

     Class A member - Class to be owned by the Founders of the Company and outside investors in the Company with such rights with respect to voting and sharing in profits of the Company as determined by the Board of Governors from time to time. All Membership Interests of the Company shall have the rights provided by law, subject to any statement in this Agreement of the specific rights or terms of such Membership Interests.

     3.4 Democracy Rights.

     A. Meetings. Meetings of the Company may be called by the Governors and request, either in person or by certified mail, stating the purpose(s) of the meeting, the Governors and Managers shall provide all Members within ten days after receipt of said request, written notice, either in person or by mail, of a meeting and the purpose of such meeting to be held on a date not less than fifteen nor more than, sixty days after distribution of such notice, at a time and place specified in the request, or if none is specified, at a time and place convenient to Members.


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     B. Voting Rights of Members.

          1. The Company agreement must provide that a majority of the then outstanding Company Interests may, without the necessity for concurrence by the Governors and Managers, vote to:

     (a)  amend the Company agreement;

     (b)  dissolve the Company;

     (c) remove the Governors and Managers and elect a new Governors and Managers;

     (d) Approve or disapprove the sale of all or substantially all of the assets of the Company, when such sale is to be made other than in the ordinary course of the Company's business;

          2. Without concurrence of a majority of the outstanding Company Interests, the Governors and Managers may not:

          (a) amend the Company agreement except for amendments which do not adversely affect the rights of Members;

          (b) voluntarily withdraw as a Governors and Managers unless such withdrawal would not affect the tax status of the Company and would not materially adversely affect the Members;

          (c)  appoint a new Governor or Manager;

          (d) sell all or substantially all of the Company's assets other than in the ordinary course of the Company's business; or

          (e)  cause the merger or other reorganization of the Company.

          3. With respect to any Company interests owned by the Governors and Managers, the Governors and Managers may not vote or consent on matters submitted to the Members regarding the removal of the Governors and Managers or regarding any transaction between the Company and the Governors and Managers or in determining the existence of the requisite membership interest of Company interests necessary to approve a matter on which the Governors or Managers may not vote or consent, any Company interest owned by the Governors or Managers shall not be included.


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     3.5 Allocation of Net Income and Net Losses. Net income and net losses shall be allocated annually among the Members in proportion to their membership interests.

     3.6 Operating Distributions. Any distributions authorized by the Board other than liquidating distributions pursuant to Section 3.5 shall be distributed among the Members based on their membership interests, provided, however, that the Board shall annually distribute cash to the members based on their membership interests in an amount equal to the estimated member tax liability, to the extent such a distribution is legally permitted.

     3.7 Liquidating Distributions. If the Company is dissolved and (i) dissolution is not avoided under Section 5.1 and (ii) its business is being liquidated in accordance with statutes, the Company shall cease to carry on its business, except to the extent necessary for the winding up of the business of the Company. The Company shall thereafter be wound up and terminated as provided by the Act. All tangible or intangible property of the Company, including money remaining after the discharge of the debts, obligations, and liabilities of the Company shall be distributed to the Members as follows:

     (a) To the Members in proportion to, and to the extent of, the positive balances in their capital accounts; and thereafter,

     (b)  To the Members in accordance with their membership interests.

     3.8 Voting. Members shall be entitled to one vote per Membership Interest in all major matters to be voted upon by the holders of Membership Interests. Holders of Member Interests have no preemptive rights to subscribe for or to purchase any additional Membership Interests. Membership Interests owned by managers or governors may not be voted on where a conflict arises between such managers and governors and the Company.

     3.9 Capital Accounts. A capital account shall be established for each Member and shall be maintained in accordance with Treasury regulation Section 1.704-1(b)(2)(iv). Any Member who shall receive any membership interest in the Company or whose membership interest shall be increased by means of the transfer to such member of any financial interest in the Company from another Member shall have a capital account that has been appropriately adjusted to reflect such transfer. No interest shall be paid by the Company on capital contributions or on balances in Members' capital accounts.


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     3.10 Additional Capital Contributions. Other than as set forth in this
Section 3.10, no Member shall have any obligation to make additional capital contributions to the Company or to fund, advance, or lend monies which may be necessary to pay deficits, if any, incurred by the Company during the term hereof.

     (a) Members may make loans to the Company from time to time, as authorized by the Board. Any payment or transfer accepted by the Company from a Member which is not a capital contribution complying with Section 3.1 or this Section 3.10 shall be deemed a loan and shall neither be treated as a contribution to the capital of the Company for any purpose hereunder, nor entitle such Member (as such) to any increase in such Member's interest. Any such loan shall be repaid at such times and with such interest (at rates not to exceed the maximum permitted by law) as the Board and the lending Member shall reasonably agree.

     (b) If, with respect to any real estate investment of the Company, the Board of Governors determines that an additional contribution is required (an "additional investment contribution"), each Member of the Company shall timely contribute to the Company Member's pro rata share of such additional investment contribution, determined in accordance with his membership interest. In the event that a Member (the "defaulting member") fails to make any payment, or installment thereof, when due, of any contribution or other obligation under this
          Section 3.10(b), the remaining Members, acting through a majority of their interests, may enforce such obligation in such manner as may be permitted by law. Without limiting the generality of the foregoing, such members may, in their sole discretion, (i) bring an action at law or in equity to enforce such obligation; (ii) assess interest on the unpaid amount at the highest rate of interest then being charged to the Company by any lender; and (iii) require the defaulting member, provided such default shall not theretofore have been cured, unconditionally and irrevocably to assign to one or more of the remaining Members (determined in accordance with the next succeeding sentence hereof) that portion of the defaulting Member's interest that bears the same ratio to all of the defaulting Member's interest as the remaining amount of unpaid contributions, whether due or not yet due, of the defaulting Member bears to the total amount of contributions, paid and unpaid, required to be made by the defaulting Member. If the non-defaulting member


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          requires assignment of all or a portion of a defaulting Member's interest pursuant to subdivision (iii) above, each remaining Member shall have the right to acquire such interest, determined as aforesaid, in the proportion that its interest bears to the aggregate interests of the remaining Members who desire to participate in such purchase.

                                   ARTICLE IV.
                                   TAX MATTERS

     4.1 Tax Characterization and Returns. The Members acknowledge that the Company will be treated as a "partnership" for federal and North Dakota state income tax purposes. Within ninety (90) days after the end of each fiscal year, the Company will deliver to each person who was a Member at any time during such fiscal year, a Form K-l and such other information, if any, with respect to the Company as may be necessary for the preparation of such Member's federal or state income tax (or information) returns, including a statement showing each Member's share of income, gain or loss and credits for such fiscal year for federal or state income tax purposes.

     4.2 Accounting Decisions. All decisions as to accounting matters shall be made by the Board or the Members pursuant to the Act. The Company may make or revoke such elections as may be allowed pursuant to the Code, including the election referred to in the Code to adjust the basis of Company property.

     4.3 Tax Matters Partner. The Board shall designate a Member to act on behalf of the Company as the "tax matters partner" within the meaning of the Code.

     4.4 Special Allocations. Anything elsewhere contained in this Article IV to the contrary notwithstanding:

     (a) MINIMUM GAIN CHARGEBACK. If for any Company fiscal year, there is a net decrease in partnership minimum gain as determined in accordance with Treasury Regulations Section 1.704-2 (i) (5), each Member shall be allocated items of Company income and gain in accordance with Treasury Regulation Section 1.704-2(f) (1) (a "minimum gain chargeback") for such year (and, if necessary, for subsequent years) in an amount equal to such member's share of such net decrease of partnership minimum gain. For this purpose, a Member's share of the net decrease in partnership minimum gain shall be determined under Treasury Regulations Section 1.704-2(g)(2). This


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Section 4.4(a) is intended to comply with Treasury Regulation Section
1.704-(f)(1) and shall be interpreted consistently therewith.

     (b) QUALIFIED INCOME OFFSET. If any Member at any time unexpectedly receives any adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b) (2) (ii) (d) (4), Section 1.704-l(b) (2) (ii) (d)
(5), or Section 1.704-1(b) (2) (ii) (d) (6), and if such adjustment, allocation or distribution results in a negative balance in such Member's capital account in excess of the sum of (i) the amount such Member is obligated to restore to the Company under this Agreement and (ii) the amount such Member is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g) (1) (ii) and Section 1.704-2(i)(5), then items of Company income and gain shall be specially allocated to such member so as to eliminate, to the extent required by Treasury Regulation Section 1.704-1(b) (2) (ii) (d), such negative balance in his or her capital account as quickly as possible.

     (c) GROSS INCOME ALLOCATION. If any Member would have a negative balance in his or her capital account at the end of any Company taxable year in excess of the sum of (i) the amount such Member is obligated to restore to the Company under this Agreement and (ii) the amount such Member is deemed to be obligated to restore to the Company pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2 (g) (1) (ii) and Section 1.704-2 (i) (5), then such Member shall be specifically allocated items of Company income (including gross income) in the amount of such excess as quickly as possible.

     (d) CURATIVE ALLOCATIONS. Any allocation to a Member under subparagraphs
(a) through (c) of this Section 4.4 (a "regulatory allocation") shall be taken into account in determining subsequent allocations, so that the net amount of regulatory allocations and all other items allocated under the provisions of this Article IX shall, to the extent possible, be equal to the net amount that would have been allocated to such Member under the provisions of this Article IV if no regulatory allocation had been made.

     4.5 Tax Allocations. In accordance with the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as of the date of contribution.

     In the event any Company asset is adjusted as a result of a revaluation pursuant to Treasury Regulation Section 1.704-1(b) (2) (f),


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subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its fair market value as of the date of such revaluation in the same manner as under the Code and the Treasury regulations thereunder. Any election or other decision relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement.

     Allocations pursuant to this Section 4.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing any Member's capital account or share of income, profits, gains, losses, expenses, deductions, credits or other items or distributions pursuant to any provision of this Agreement.

                                   ARTICLE V.
                         AGREEMENT TO AVOID DISSOLUTION

     5.1 Dissolution Avoidance Consent. At the request of the Company and no later than ninety (90) days after the occurrence of an event that terminates the continued membership of another Member in the Company (including the events enumerated in Section 10-32-109 of the Act), each remaining Member shall be asked to consent to the continuation of the Company as a legal entity without dissolution and to the continuation of its business, pursuant to the power set forth in Article V of the Articles of Organization of the Company.

     5.2 Status of Terminated Member if Dissolution is Avoided. If dissolution is avoided under Section 5.1, then the Member whose interest has terminated shall lose all governance rights and will be considered merely an assignee of the financial rights owned before the termination of membership.

     5.3 Status of Terminated Member if Dissolution is Not Avoided. If dissolution is not avoided under Section 5.1, then the Member whose interest has terminated shall retain all governance rights and financial rights owned before the termination of the membership and may exercise those rights through the winding up and termination of the Company.

     5.4 Restoration of Governance Rights in Certain Cases. If dissolution is avoided under Section 5.1, but the event that terminated the continued membership of a Member in the Company was the death of such Member or a transfer of such decedent Member's interest to or from his estate or to or from a trust that has received such interest by reason of such death, then the governance


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rights associated with such interest shall be restored to such estate, trust or transferee thereof for all purposes under this Agreement.

                                   ARTICLE VI.
                        BUSINESS CONTINUATION AGREEMENT

     6.1 Agreement to Continue Business. If an event of dissolution occurs and dissolution is not avoided, the remaining Members shall have the right to transfer the Company's assets and business to a successor limited liability company and to continue its business in such successor as provided in North Dakota Statutes, Section 10-32-108.

     6.2 Procedures to Transfer and Continue Business. If the remaining Members agree to continue the business of the Company, the Board shall organize a new limited liability company (the "successor") under the Act and shall prepare a plan of merger pursuant to which the Company shall be merged into the successor, which shall be the surviving Company, and the membership interests of the Members in the Company who do not dissent from the plan of merger shall be converted on a pro rata basis into membership interests in the successor, having substantially identical terms. If the plan of merger is approved, each Member who does not dissent from the plan of merger agrees to execute any documents required to effect the merger and create the membership interests in the successor including, without limitation, a member control agreement among the Members of the successor having terms substantially identical to the terms of this Agreement. When approved by the members of the Company (including Members voting pursuant to Section 10-32-102 of the Act), such merger shall be promptly effected in accordance with law.

                                  ARTICLE VII.
                             TRANSFERS OF INTERESTS

     7.1 Restrictions on Transfers. No Member shall transfer all or any portion of an interest without the prior written consent of the Board of Directors which consent may be withheld in the sole discretion of the Board. Notwithstanding anything contained herein to the contrary, no Member shall transfer any unit if, in the determination of the Board, such transfer would cause the Company to be treated as a publicly traded partnership, and any transfer of unit(s) not approved by the Board of Directors or that would result in a violation of the restrictions in this Agreement or applicable law shall be null and void with no force or effect whatsoever, and the intended transferee shall acquire no rights in such unit.


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     7.2 Permitted Transfers. Subject to Section 7.1 above, any transfer of units made in accordance with the following provisions will constitute a "Permitted Transfer" for purposes of this Agreement.

     (a) A transfer by a member and any related persons (as defined in the Code) in one or more transactions during any thirty (30) calendar day period of interests representing in the aggregate more than two percent (2%) of the total interests in company.

     (b) A transfer or series of related transfers by one or more members (acting together) which involves the transfer of fifty percent (50%) or more of the outstanding units; or

     (c) Transfers of units effected through a qualified matching services Program; or

     (d) A transfer by gift or bequest only to a spouse or child of such transferring member, or to a trust established for the benefit of such spouse or child, or to an existing member of the company upon ten (10) days' prior written notice to the company of such gift or bequest.

     7.3 Conditions Precedent to Transfers. The Board of Directors, in its sole discretion, may elect not to recognize any transfer of units unless and until the company has received:

     (a) an opinion of counsel (whose fees and expenses shall be borne by the transferor) satisfactory in form and substance to the Board that such transfer may be lawfully made without registration or qualification under applicable state and federal securities laws, or such transfer is properly registered or qualified under applicable state and federal securities laws and if, requested by the company that such transfer will not cause the company to be treated as a publicly traded partnership;

     (b) such documents and instruments of conveyance executed by the transferor and transferee as may be necessary or appropriate in the opinion of counsel to the company to effect such transfer, except that in the case of a transfer of units involuntarily by operation of law, the transfer shall be confirmed by presentation of legal evidence of such transfer, in form and substance satisfactory to the company;

     (c) the transferor's membership certificate;

     (d) the transferee's taxpayer identification number and sufficient information to determine the transferee's initial tax


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basis in the interest transferred, and any other information reasonably necessary to permit the company to file all required federal and state tax returns and other legally required information statements or returns;

     (e) evidence satisfactory in form and substance to the Board that the transferee meets the maximum unit ownership limitation set forth in Section 4.3 of this Agreement; and

     (f) other conditions on the transfer of units adopted by the Board from time to time as it deems appropriate, in its sole discretion.

     7.4 Redemption of Interests.

     (a) A member (the "Requesting Member") may request redemption of his or her interest upon not less than sixty (60) calendar days' prior written notice to the Board of Directors. The Board, in its sole discretion, shall determine whether to redeem such interest and the Board is under no obligation to redeem any interest of any requesting member.

     (b) Notwithstanding anything contained herein to the contrary, any redemption pursuant to this Section 7.4 shall be subject to a determination by the Board, in its sole discretion, that such redemption shall not cause the company to be deemed a publicly traded partnership, and such redemption shall be effected in accordance with this Agreement, the Code and applicable Treasury Regulations, and shall be further subject to the prior approval of the Board which may be withheld in its sole discretion.

     7.5 Redemption Payment.

     (a) Upon the redemption of a member under Section 7.4, the requesting member shall be entitled to a payment equal to the fair market value of such member's interest in the company as of the effective date of the (the "Redemption Payment"); provided, however, if the remaining members of the company agree to dissolve the company, then in no event shall such member be entitled to a redemption payment, but such member will be entitled to such member's share of the assets of the company.

     (b) The redemption payment shall not be paid until at least sixty (60) days after the company's receipt of the notice from the requesting member required under Section 7.4(a) above. The redemption payment shall be paid in cash, or if the redemption payment exceeds five thousand dollars ($5,000), the company shall have the option to pay the redemption payment by paying five thousand dollars ($5,000) upon the effective date of the redemption and executing a promissory note for the balance of the redemption payment. Such note shall be dated and delivered on the effective date of the withdrawal and shall be paid in five (5) equal annual installments due on the anniversary date of the withdrawal and shall accrue interest per annum at a rate determined by the Board which shall not be less than the then current prime rate established by any major bank selected by the Board for loans to the bank's most creditworthy commercial borrowers. The company may prepay the promissory note, in whole or in part, at any time without penalty or premium.

     (c) The redemption payment shall be increased or decreased, as the case may be, by an amount equal to any indebtedness owed the requesting member by the company, or the deduction of any indebtedness owed the company by the requested member, or both. All rights of the member with respect to the interest, including the right to vote such interest and to receive distributions, shall terminate at closing, except for the member's right to receive payment therefor upon the effective date of the redemption which shall be determined in accordance with Section 7.6 below.

     7.6 Effective Date of Transfer.

     (a) Any transfer of a unit shall be deemed effective as of the day of the month and year; (i) which the transfer occurs (as reflected by the form of assignment); and (ii) the transferee's name and address and the nature and extent of the transfer are reflected in the records of the company; provided, however, the effective date of a transfer for purposes of allocation of profits and losses and for distributions shall be determined pursuant to Section 7.6(b) below. Any transferee of a unit shall take subject to the restrictions on transfer imposed by this Agreement.

     (b) The Board, in its sole discretion, may establish interim periods in which transfers may occur (the "Interim Transfer Periods"); provided, however, the Board shall provide members reasonable notice of the interim transfer periods and advance notice of any change to the interim transfer periods. For purposes of making allocations of profits and losses, and distributions, the company will use the interim closing of the books method (rather than a daily proration of profit or loss for the entire period) and recognize the transfer as of the first day following the close of interim transfer period in which the member complied with the notice, documentation and information requirements of
Article 7. All distributions on or before the end of the applicable interim transfer period in which such requirements have been substantially complied with shall be made to the transferor and all distributions


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

thereafter shall be made to the transferee. The board has the authority to adopt other reasonable methods and/or conventions.

     (c) The Board shall have the power and authority to adopt another reasonable method and/or convention with respect to such allocations and distributions; provided, neither the company, the Board, any director nor any member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 7.6 (other than tax liabilities which may be incurred by members), whether or not the Board or any director of the company or any member has knowledge of any transfer or ownership of any interest in the company.

     7.7 Fair Market Value. Upon the redemption of an interest pursuant to
Section 7.4, the purchase price or redemption payment shall be equal to the fair market value of the interest. "Fair market value" of an interest on any date shall, unless otherwise specifically provided in this Agreement, be equal to the most recent fair market valuation determination of the per unit value of the company by the Board in good faith; provided, that such valuation shall be calculated on a basis as consistent as practicable from period to period. The Board may, in its sole discretion, employ the advice of independent and qualified professionals in the determination of the fair market value, but is not under any obligation to do so. The fair market value of the company shall be determined at least annually. Valuations shall generally be performed, at the discretion of the Board, as of the end of each fiscal year of the company's operations at the annual meeting of the Board; however, the Board, in its sole discretion, may have fair market valuations of the company performed at any time or from time to time during any year and, except as otherwise specifically provided in this Agreement, shall utilize the results of the most recent valuation in determining the fair market value of an interest for purposes of this agreement. No member or any party other than the Board shall have the right to require or request that a new or more recent valuation be performed for purposes of determining the fair market value of the company or an interest hereunder. The company shall not establish the fair market value more than four
(4) times during the company's taxable year.

     7.8 Pledged Units. Subject to Section 7.1 above, in the event that any member pledges or otherwise encumbers any part of its units as security for the payment of a debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this Article 7. In the event that such pledgee or secured party becomes a member hereunder pursuant to the exercise of such party's right under such pledge or


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hypothecation agreement, such pledgee or secured party shall be bound by all of the terms and conditions of this Agreement. In such case, such pledgee or secured party, and any transferee or purchaser of the units held by such pledgee or secured party, shall not have any voting rights associated with such units unless and until the directors have approved in writing and admitted as a member hereunder, such pledgee, secured party, transferee or purchaser of such units.

     7.9 Expenses. Except as otherwise expressly provided herein, all expenses of the company incident to the admission of the transferee to the company as a member shall be charged to and paid by the transferring member.

                                  ARTICLE VIII.
                               MEMBER MANAGEMENT

     8.1 Management by Members. Pursuant to Section 10-32-42, NDCC, the Members may, by unanimous affirmative vote, take any action under the Act or this Agreement that the Board may take thereunder.

                                   ARTICLE IX.
                                   AMENDMENTS

     9.1 Amendment of Agreement. No change, modification or amendment of this Agreement shall be valid or binding unless such change, modification or amendment shall be in writing signed by 100% in voting interests of the Members; provided, however, in no event may this Agreement be amended to provide for less than unanimous consent to avoid dissolution under Section 5.1.

                                   ARTICLE X.
                                 MISCELLANEOUS

     10.1 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of North Dakota.

     10.2 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Members and their respective distributees, successors, and assigns.

     10.3 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable


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

provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as part of this Agreement, a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     10.4 Making Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof, it will be necessary to produce only one copy hereof signed by the party to be charged.

     10.5 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

     10.6 No Third Party Beneficiary. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     10.7 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the Member at the address specified in the Company's required records. Any Member or the Company may, at any time, by giving five (5) days prior written notice to the other Members and the Company, designate any other address in substitution of the forgoing address to which such notice will be given.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement's of the day and year first above written.


/s/ Wm N. DuToit                        /s/ Mark Erickson
-------------------------------------   ----------------------------------------


/s/ Duane Zent                          /s/ Fred Braun
-------------------------------------   ----------------------------------------


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


/s/ Fred J. Berger
-------------------------------------   ----------------------------------------


/s/ Mike Appert
-------------------------------------   ----------------------------------------


/s/ Troy Jangula
-------------------------------------   ----------------------------------------


/s/ Ambrose R. Hoff
-------------------------------------   ----------------------------------------


/s/ William A. Price
-------------------------------------   ----------------------------------------


/s/ Jody Hoff
-------------------------------------   ----------------------------------------


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